Exhibit 99.1

BioLife Solutions Announces Fourth Quarter and Full Year 2018 Financial Results

Revenue Increased 79% for the Year to $19.7 Million

Net Income of $2.9 Million

Gained 84 New Direct Cell & Gene Therapy Customers

Conference Call and Webcast Begin at 4:30 p.m. Eastern Time Today

BOTHELL, Washington — March 14, 2019 —BioLife Solutions, Inc. (NASDAQ: BLFS) (“BioLife”), the leading developer, manufacturer and marketer of proprietary cell and tissue hypothermic storage and cryopreservation freeze media, today reported financial results and operational highlights for the fourth quarter and full year ended December 31, 2018.

Revenue from biopreservation media product sales for the fourth quarter of 2018 reached a new record of $5.5 million, an increase of 74% compared with the fourth quarter of 2017. Revenue for the full year 2018 was $19.7 million, an increase of 79% over 2017. Revenue growth was primarily driven by sales of CryoStor® biopreservation media products to the high-growth regenerative medicine segment and BioLife’s worldwide distributor network.

Mike Rice, BioLife President & CEO, commented, “2018 was a banner year for BioLife on several fronts, with record revenue of nearly $20 million, our first full year of profitability, the addition of 84 new direct cell and gene therapy customers, and 57 new FDA master file cross references for the use of CryoStor and HypoThermosol in customer clinical trials. We expect to deliver another strong performance in 2019, driven by demand for our biopreservation media products and our newly acquired Astero automated thawing technologies.”

2018 Market Segment & Channel Highlights

Regenerative Medicine (cell therapy, tissue engineering, stem cell transplant)

●	Product revenue: $11.0 million; 56% of total revenue representing a 108% increase over 2017.

●	Shipped first-time orders to 84 new direct cell or gene therapy customers.

●	Processed 57 FDA master file cross reference letters supporting our products in planned cell or gene therapy clinical trials. This is up from 27 in 2016 and 47 in 2017.

Distributors

●	Product revenue: $6.4 million; 33% of total revenue with 99% growth over 2017.

●	Key worldwide distributors: STEMCELL Technologies, MilliporeSigma, Thermo Fisher and VWR.

●	Provided scientific and technical support to an increasing number of distributor customers in the cell and gene therapy market segment, specifically in China.

Financial Highlights for the Fourth Quarter and Full Year 2018

REVENUE

●	Total revenue for the fourth quarter of 2018 increased to $5.5 million compared with $3.1 million for the fourth quarter of 2018, a year-over-year gain of 74%.

●	Total revenue for the year 2018 increased to $19.7 million compared with $11.0 million for the year 2017, a year-over-year gain of 79%.

GROSS MARGIN

●	Gross margin for the fourth quarter of 2018 was 69% compared with 59% in the fourth quarter of 2017.

●	Gross margin for the year 2018 was 69% compared with 61% for the year 2017.

OPERATING INCOME/LOSS

●	Operating income for the fourth quarter of 2018 was $1.0 million, compared with an operating loss of $218,000 for the fourth quarter of 2017.

●	Operating income for the year 2018 was $3.7 million, compared with an operating loss of $1.1 million for the year 2017.

NET INCOME/LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS

●	Net income attributable to common stockholders for the fourth quarter of 2018 was $833,000, compared with a net loss of $664,000 for the fourth quarter of 2017.

●	Net income attributable to common stockholders for the year 2018 was $2.9 million, compared with a net loss of $2.7 million for the year 2017.

EARNINGS/LOSS PER SHARE

●	Earnings per share for the fourth quarter of 2018 were $0.04 on a fully diluted basis compared with a loss per share of ($0.05) per share for the fourth quarter of 2017.

●	Earnings per share for the year 2018 were $0.14 on a fully diluted basis compared with a loss per share of ($0.21) for the year 2017.

EBITDA

●

EBITDA, a non-GAAP financial measure, for the fourth quarter of 2018 was $828,000 compared with a negative $478,000 for the fourth quarter of 2017. Adjusted EBITDA for the fourth quarter of 2018 was $1.5 million compared with $132,000 for the fourth quarter of 2017.

●	EBITDA for the year 2018 was $3.3 million compared with a negative $1.8 million for 2017. Adjusted EBITDA for the year 2018 was $5.5 million compared with $444,000 for the year 2017.

CASH

●

Our cash and cash equivalents at December 31, 2018 were $30.7 million compared with $6.7 million at December 31, 2017. We believe our current cash resources, combined with continued expected cash flow from operations is more than adequate to fund the upfront and contingent payments related to the acquisition of Astero.

2019 Financial Guidance

Our financial guidance for the full year 2019 is based on expectations for our existing business and includes the expected impact of the acquisition of Astero beginning in the second quarter of 2019.

●	Total revenue is expected to be in the range of $27 million to $30 million, reflecting overall year-over-year revenue growth of 37% to 52%.

●	Gross margin is expected in the range of 69% to 70%.

●	Operating expenses is expected in the range of $15.5 million to $16.5 million.

●	Expectation for full-year operating profit, net income and EBITDA.

Conference Call & Webcast

The Company will host a conference call and live webcast at 4:30 p.m. EST this afternoon. To access the webcast, log on to the Investor Relations page of the BioLife Solutions website at www.biolifesolutions.com/earnings. Alternatively, you may access the live conference call by dialing (844) 825-0512 (U.S. & Canada) or (315) 625-6880 (International) with the following Conference ID: 7090558. A webcast replay will be available approximately two hours after the call and will be archived on www.biolifesolutions.com for 90 days.

About BioLife Solutions

BioLife Solutions is the leading developer, manufacturer and supplier of proprietary biopreservation media for cells and tissues. Our HypoThermosol® hypothermic storage and CryoStor® cryopreservation freeze media are highly valued in the regenerative medicine, biobanking and drug discovery markets. These novel biopreservation media products are serum-free and protein-free, fully defined, and are formulated to reduce preservation-induced cell damage and death; offering commercial companies and clinical researchers significant improvement in shelf life and post-preservation viability and function. For more information, please visit www.biolifesolutions.com, and follow BioLife on Twitter.

Cautions Regarding Forward Looking Statements

Except for historical information contained herein, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements concerning the company's anticipated business and operations, the potential utility of and market for its products and services, potential revenue growth and market expansion, commercial manufacturing of our customers' products, projected financial results, cash flow and liquidity, including the continuing to achieve GAAP operating profit, net income and EBITDA for the full-year of 2019, the timing and terms for closing of the company's acquisition of Astero, the expected financial performance of the company following the completion of the acquisition, the expected synergies between the company and Astero following closing of the acquisition, the company’s ability to realize all or any of the anticipated benefits associated with the acquisition, the company’s ability to implement its business strategy and anticipated business and operations following the acquisition of Astero. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management's current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including among other things, uncertainty regarding market adoption of our products or Astero’s products; uncertainty regarding third party market projections; market volatility; competition; litigation; the satisfaction or waiver of all closing conditions to the acquisition of Astero; the risk that the acquisition may not be completed on the terms or in the time frame expected by the company; unexpected costs, charges or expenses resulting from the acquisition of Astero; the ability of the company to implement its business strategy and those other factors described in our risk factors set forth in our filings with the Securities and Exchange Commission from time to time, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

Discussion of Non-GAAP Financial Measures

BioLife’s management believes that the non-GAAP measure of “EBITDA” and “Adjusted EBITDA” enhances an investor’s understanding of the Company’s financial and operating performance and its future prospects by being more reflective of core operating performance. BioLife’s management uses this financial metric for strategic decision making, forecasting future financial results, and evaluating current period financial and operating performance. The presentation of non-GAAP financial information is not intended to be reviewed in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. A reconciliation of GAAP to non-GAAP results is included in the financial tables in this press release.

EBITDA Definition:

“EBITDA” is a non-GAAP measure defined by BioLife as net income/(loss) excluding interest expense/(income), income tax expense, depreciation expense, and amortization expense.

Adjusted EBITDA Definition:

“Adjusted EBITDA” is a non-GAAP measure defined by BioLife as net income/(loss) excluding interest expense/(income), income tax expense, depreciation expense, amortization expense, stock-based compensation expense, and the loss/(gain) on equity method investments.

# # # #

Media & Investor Relations
Roderick de Greef
Chief Financial Officer
(425) 686-6002
rdegreef@biolifesolutions.com

BIoLife Solutions, Inc.

Unaudited Condensed Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Revenue	$5,456	$3,134	$19,742	$11,022
Cost of product sales	1,710	1,294	6,217	4,276
Gross profit	3,746	1,840	13,525	6,746
Gross margin %	69%	59%	69%	61%

Operating expenses
Research and development	315	295	1,298	1,193
Sales and marketing	637	539	2,615	2,086
General and administrative	1,751	1,224	5,950	4,523
Total operating expenses	2,703	2,058	9,863	7,802

Operating income/(loss)	1,043	(218)	3,662	(1,056)

Loss from equity method investment in SAVSU	(309)	(298)	(672)	(1,005)
Other income (expenses)	159	(42)	276	(454)
Total other income (expenses)	(150)	(340)	(396)	(1,459)

Net income/(loss) before income taxes	893	(558)	3,266	(2,515)
Income taxes	––	––	––	––
Net income/(loss)	893	(558)	3,266	(2,515)
Less: Preferred stock dividends and accumulated deficit impact of preferred stock redemption	(60)	(106)	(339)	(213)
Net income/(loss) attributable to common stockholders	$833	$(664)	$2,927	$(2,728)
Basic net income/(loss) per common share	$0.05	$(0.05)	$0.18	$(0.21)
Diluted net income/(loss) per common share	$0.04	$(0.05)	$0.14	$(0.21)
Basic weighted average common shares outstanding	18,415	13,744	16,256	13,264
Diluted weighted average common shares outstanding	23,725	13,744	21,627	13,264

Non-GAAP Reconciliation:

	Three Months Ended		Year Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Net income/(loss)	$893	$(558)	$3,266	$(2,515)
Interest expense/(income), net	(159)	1	(276)	190
Depreciation expense	94	79	338	338
Amortization of debt discount	––	––	––	156
EBITDA	828	(478)	3,328	(1,831)

Share-based compensation (non-cash)	388	312	1,519	1,270
Loss from equity-method investment in SAVSU (non-cash)	309	298	672	1,005
Adjusted EBITDA	$1,525	$132	$5,519	$444

BIoLife Solutions, Inc.

Unaudited Condensed Balance Sheet Information

(In thousands)

	December 31, 2018	December 31, 2017
Cash and cash equivalents	$30,657	$6,663
Accounts receivable	3,045	1,021
Inventories	3,509	1,847
Total current assets	37,564	9,931
Total assets	45,467	12,143

Total current liabilities	1,939	1,513
Total liabilities	2,319	2,051
Total Shareholders' equity	43,148	10,092

BIoLife Solutions, Inc.

Unaudited Condensed Statement of Cash Flows Information

(In thousands)

	Year Ended
	December 31, 2018	December 31, 2017
Cash provided/(used) by operating activities	$2,348	$605
Cash provided/(used) by investing activities	(6,500)	(144)
Cash provided/(used) by financing activities	28,146	4,796
Net increase (decrease) in cash and equivalents	$23,994	$5,257